Exhibit 99.

Rocky Brands, Inc. Announces Departure of Chief Financial Officer

NELSONVILLE, Ohio, September 12, 2023 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced that Senior Vice President, Chief Financial Officer and Treasurer Sarah O’Connor has resigned from her position with the Company effective immediately. Her resignation is the not the result of any dispute or disagreement with Rocky on any matters relating to Rocky’s financial statements, internal controls, operations, policies or practices. The Company has commenced an executive search for qualified candidates to fill the position.

Chief Operating Officer Tom Robertson, who served as the Company’s Chief Financial Officer and Treasurer from March 2017 to February 2023, will reassume Chief Financial Officer duties until a permanent successor has been identified.

“On behalf of the board and executive team, I want to thank Sarah for her contributions and we wish her all the best with her future endeavors,” said Jason Brooks, Chairman of the Board and Chief Executive Officer. “As we look ahead, I am confident that Tom’s proven leadership as CFO will enable a smooth transition while we search for a permanent appointment and help keep the organization on track towards delivering a sequential improvement in third quarter revenue.”

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names. Brands in the portfolio include Rocky®, Georgia Boot®, Durango®, Lehigh®, The Original Muck Boot Company®, XTRATUF®, and Ranger®. More information can be found at RockyBrands.com.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management and include statements in this press release delivery of sequential improvement in third quarter revenue (Paragraph 3). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2022 (filed March 10, 2023) and the quarterly reports on Form 10-Q for the quarters ended March 31, 2023 (filed May 10, 2023) and June 30, 2023 (filed August 9, 2023). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by the Company or any other person that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Company Contact:	Tom Robertson
Chief Operating Officer
(740) 753-9100

Investor Relations:	Brendon Frey
ICR, Inc.
(203) 682-8200